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                                                                    Exhibit 99.1
[GLIATECH LETTERHEAD]
23420 Commerce Park Road
Cleveland, Ohio 44122 USA
Tel (216) 831-3200 Fax (216) 831-4220


           GLIATECH ANNOUNCES 2001 YEAR END AND FOURTH QUARTER RESULTS

Cleveland, OH--April 1, 2002 -- Gliatech Inc. (OTCBB: GLIA.OB) today announced financial results and earnings for the fourth quarter and fiscal year ended December 31, 2001. Total revenues for 2001 decreased to $3.1 million from $23.7 million in 2000. Net product sales decreased to $2.6 million in 2001 compared to $23.1 million in 2000, net of a $2.4 million product recall provision recorded in 2000. The Company recognized $0.1 million of a $1.5 million license fee payment from Abgenix and $0.4 million in research contract revenue in 2001 related to the agreement entered into with Abgenix in November 2001. The Company recognized $0.5 million related to government grants in 2000.

The Company successfully relaunched ADCON(R)-L internationally in May 2001. International net product sales were $2.6 million in 2001 compared to $4.0 million in 2000. The decrease in international net product sales was due to fewer months of product sales and no net product sales of ADCON-T/N in 2001. International net product sales were $0.9 million in the fourth quarter of 2001 compared to $0.7 million in the fourth quarter of 2000.

The Company's net loss increased to $23.7 million or $2.45 per share in 2001 compared to a net loss of $12.9 million or $1.35 per share in 2000. The increase in the net loss resulted primarily from the lack of U.S. sales in 2001. In 2001, the Company recorded charges of $1.2 million related to costs to exit its leased U.S. manufacturing facility and $0.9 million related to the settlement of an investigation by the Department of Justice.

FINANCIAL STATUS
As of December 31, 2001, Gliatech had approximately $3.0 million of cash, cash equivalents and short-term investments. Subsequent to year-end, the Company reached a settlement agreement with its business interruption insurance carrier for property damages arising from the January 2001 product recall. The Company received $2.0 million net of legal expenses in settlement of the claim. Under terms of the agreement, the Company has released its insurance carrier from any future insurance claims relating to the product recall. The Company believes that it currently has sufficient cash, cash equivalents and short-term investments on hand to meet operating requirements through mid-May 2002.

As previously disclosed, the Company is seeking additional financing. Gliatech has recently executed a non-binding term sheet with a group of investors regarding a proposed private placement of convertible debt, preferred stock and warrants totaling approximately $15 million to be invested in two stages. The issuance of the equity securities associated with this financing if consummated,



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will result in substantial dilution to the Company's stockholders, and, upon completion of stage two, result in a change of control of the Company. The structure of the agreement as currently contemplated will require stockholder approval of stage two. Certain significant agreements required for completion of this transaction have not yet been reached. There can be no assurance that the Company will be able to complete the financing or will be able to consummate strategic alternatives or other alternatives in a timely manner on terms acceptable to the Company, if at all. In the event that the Company is unable to consummate this financing or strategic alternatives, the Company may seek court protection under the U.S. Bankruptcy Code.

The securities proposed to be issued in the financing will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any offer, solicitation or sale of such securities in any jurisdiction in which such offer, solicitation or sales would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is issued pursuant to the provisions of Rule 135c under the Securities Act.

REGULATORY UPDATE
As previously disclosed, the Company has developed an AIP ("AIP") corrective action plan to address concerns raised by the FDA or the independent auditor regarding internal systems, procedures, training and data integrity. This AIP corrective action plan was submitted to the FDA in November 2001. Subsequently, the Company has responded to several comments from the FDA related to this plan. The corrective action plan and these responses are currently under review by the FDA and the Company expects that the FDA will conduct an inspection of the Company before deciding, at FDA's sole discretion, if and when the Company will be removed from AIP.

LITIGATION UPDATE
In March 2002, the Company entered into a written Plea Agreement ("Agreement") with the Department of Justice ("DoJ"). Under the terms of the Agreement, the Company agreed to plead guilty to six misdemeanor violations of the Food, Drug and Cosmetic Act. Pursuant to the Agreement, the Company admitted to (i) failing to submit Medical Device Reports to the FDA regarding four adverse events possibly related to the use of ADCON-L; (ii) a single event of the adulteration of a medical device held for sale relating to Gliatech's failure to maintain complete complaint files as required by FDA regulations; and (iii) the submission to the FDA of a report pertaining to a medical device that was false and misleading regarding the omission of data from the final report of the U.S. Clinical Study for ADCON-L. All of the conduct at issue occurred prior to March 2000 and relates to matters previously disclosed in press releases and filings with the SEC. The Company has not admitted in the Agreement that there is any causal relationship between ADCON-L and the adverse events discussed in the Agreement. The Company also has not admitted that any of the misdemeanor violations were committed with the intent to defraud or mislead the FDA.

The Agreement proposes a total fine of $1.2 million to be paid in six equal, interest-free installments over a five year period, with the first payment due at the time of sentencing. The Agreement is subject to approval and acceptance by the United States District Court for the Northern District of Ohio. If accepted by the United States District Court, the Agreement resolves



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the investigation of the Company by the DoJ's Office of Consumer Litigation and
the FDA's Office of Criminal Investigations.

SBIR GRANT
In January 2002, Gliatech was awarded a Phase I Small Business Innovation Research ("SBIR") Award for $94,000 to evaluate the development of potent and selective inhibitors of the glycine transporter type 1 (GlyT1). The Company has identified a small molecule lead compound in its research program involving the regulation of human glycine transporters. These transporters modulate the levels of the neurotransmitter glycine in the central nervous system. The Company may develop inhibitors of these glycine transporters intended to increase the levels of glycine at the glycine receptor, which may be useful in treating symptoms of schizophrenia.

ABOUT GLIATECH INC.
Gliatech Inc. is engaged in the discovery and development of biosurgery and pharmaceutical products. The biosurgery products include ADCON(R)-L, ADCON(R)-T/N and ADCON(R) Solution, which are proprietary, resorbable, carbohydrate polymer medical devices designed to inhibit scarring and adhesions following surgery. Gliatech's pharmaceutical product candidates include small molecule drugs to modulate the cognitive state of the nervous system and proprietary monoclonal antibodies designed to inhibit inflammation.

There will be a conference call at 10:00 a.m. EDT today to discuss Gliatech's fourth quarter financial results. This call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=3849 and will be archived at Gliatech's website located at http://www.gliatech.com. A replay of the call will be available until April 7, 2002 by dialing 888.445.8680 (US/Canada) or
402.998.1332 (International/Local).

Certain statements in this press release constitute "forward-looking statements" that are subject to risks and uncertainties which may cause the actual results of Gliatech to be different from expectations express or implied by such forward-looking statements. Such factors include, but are not limited to, commercial uncertainty of regulatory approvals of the Company's ADCON products, including the timing and content of decisions made by the FDA, relating to, among other things, decisions regarding the sale of ADCON-L, the uncertainty of the outcome of FDA's review of clinical data, product recalls, the import alert and inspectional observations, commercial uncertainty of market acceptance of the Company's ADCON family of products, delays in product development of additional ADCON products, uncertainty of outcomes of future FDA audits and inspections, the uncertainty of the status of the Company with respect to AIP status, the uncertainty of timing and decisions of the FDA Advisory Panel and/or the FDA following a review of the data regarding resuming of sales of ADCON-L in the U.S., the uncertainty of expenses associated with clinical trials and research efforts, which may affect the profitability of the Company, uncertainty due to the early stage of development for the pharmaceutical programs, the ability of the Company to raise additional funding, the ability of the Company to obtain stockholder approval, if required, with respect to potential financings or other alternatives, the ability of the Company to establish and maintain collaborative arrangements with others, the potential market size for ADCON products, the ability of the Company to obtain an adequate supply of the materials used in the manufacture of its ADCON products, the productivity of distributors of ADCON products, shortages of supply of ADCON products from the Company's sole manufacturer, the lack of supply of raw materials for



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the Company's products, uncertainty of future profitability, uncertainties related to the Company's proprietary rights in its products, the outcome of pending litigation and investigation, technological change and the ability of the Company to fund its capital requirements through cash from operations or the issuance of debt or equity securities, the ability of the Company to consummate strategic collaborations or other strategic alternatives on terms satisfactory to the Company, or at all, and other risk factors detailed in Gliatech's SEC filings.

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CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE AND                               THREE MONTHS ENDED          TWELVE MONTHS ENDED
  PER SHARE DATA)                                                DECEMBER 31,                DECEMBER 31,
                                                              2001          2000          2001          2000
                                                              ----          ----          ----          ----
REVENUES                                                           (Unaudited)                  (Unaudited)
Product sales                                        $       889    $     5,558    $     2,597    $    25,513
Provision for returns related to recall                      -           (2,400)           -           (2,400)
                                                     -----------    -----------    -----------    -----------
                                                             889          3,158          2,597         23,113
Government grants and research contracts                     486            -              486            542
                                                     -----------    -----------    -----------    -----------
Total revenues                                             1,375          3,158          3,083         23,655

OPERATING COSTS AND EXPENSES
Cost of products sold                                      1,827          2,099          5,208          6,853
Provision for obsolete inventory related to recall           -            1,650            -            1,650
                                                     -----------    -----------    -----------    -----------
                                                           1,827          3,749          5,208          8,503
Research and development                                   1,882          1,883          8,054          8,204
Selling, general and administrative                        2,070          3,872         10,744         13,352
Costs to exit leased facility                              1,223                         1,223
Settlement costs                                             949                           949
Merger related and severance costs                           -              -              -            7,541
                                                     -----------    -----------    -----------    -----------
Total operating costs and expenses                         7,951          9,504         26,178         37,600
Loss from operations                                      (6,576)        (6,346)       (23,095)       (13,945)
Interest income                                               37            218            387          1,026
Interest expense                                            (460)           -           (1,035)           -
                                                     -----------    -----------    -----------    -----------
NET LOSS                                             $    (6,999)   $    (6,128)   $   (23,743)   $   (12,919)
                                                     ===========    ===========    ===========    ===========

Net loss per diluted share                           $     (0.72)   $     (0.63)   $     (2.45)   $     (1.35)
                                                     ===========    ===========    ===========    ===========

Average diluted shares outstanding                     9,682,637      9,652,637      9,682,637      9,564,315
                                                     ===========    ===========    ===========    ===========
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BALANCE SHEET DATA:                                               DECEMBER 31,
                                                               2001             2000
                                                               ----             ----
(IN THOUSANDS)                                                       (Unaudited)
Cash and cash equivalents and                               $   3,000        $   8,464
     short-term investments
Other current assets
                                                                3,555            4,830
                                                            ---------        ---------
Total current assets                                            6,555           13,294

Long term investments                                                            3,642
Property and equipment, net                                     1,153            3,197
Other assets, net                                               1,391            1,043
                                                            ---------        ---------
TOTAL ASSETS                                                $   9,099        $  21,176
                                                            =========        =========
Accounts payable and other                                  $   5,978        $   4,855
     accrued expenses
Other current liabilities                                       1,276              818
                                                            ---------        ---------
Total current liabilities                                       7,254            5,673

Long-term liabilities                                           9,058

Stockholders' equity:                                          (7,213)          15,503
                                                            ---------        ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $   9,099        $  21,176
                                                            =========        =========
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